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                                                                    EXHIBIT 99.1
                                                                    ------------


                                                     eBenX, Inc.
                                                     605 North Highway 169
                                                     Suite LL
                                                     Minneapolis, MN  55441-6465

                                                     ph: 763-614-2000



[eBenX LOGO]



FOR IMMEDIATE RELEASE


                             EBENX TO ACQUIRE ARBOR


                  Combination Accelerates Growth and Leadership
                        in the Mid-Sized Employer Market



MINNEAPOLIS (August 29, 2000) - eBenX, Inc. (Nasdaq: EBNX) today announced that it has signed a definitive agreement to acquire Arbor Administrative Services, Inc. d/b/a Arbor Associates (www.arborassoc.com), a privately held, Web-based benefits administrator and application service provider (ASP). Under the terms of the proposed acquisition, Arbor shareholders will receive $17 million in cash and 2,587,500 shares of eBenX common stock. The acquisition is expected to close in September, 2000.

"The acquisition of Arbor accelerates our mid-market presence," said John Davis, president and chief executive officer of eBenX. "In one shot, we add over 120,000 committed employee lives, deep domain expertise in benefits administration, great mid-market broker relationships, and a strong and satisfied mid-market customer base. Arbor is a great complement to our growing business. They not only have the technology expertise, but more importantly, a demonstrated track record of real growth, revenue and client retention. Just like eBenX, Arbor is wholly-focused on executing its plan. With this acquisition, we create a powerful platform for growth."

Jeffrey Rosenblum, chief executive officer of Arbor who will become president, Mid-Market, for eBenX, said, "We are pleased to be joining the team at eBenX. This combination creates a strong competitive position in the mid-sized employer marketplace. Arbor has nearly 10 years of deep experience in benefits administration and it is our fundamental understanding of the complexities and challenges of benefits administration that has been key to our success. We are a proven and tested leader in the field of Web-based benefits administration. We are confident that our long-standing relationships with nationally-recognized insurance brokers, excellent client retention record and strong management team will be significant assets as we join with eBenX to capitalize on an exploding market."

Mr. Davis said, "This is a smart strategic combination and, in addition, is consistent with our financial plan. This transaction solidifies our position as the definitive leader in our space. We
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believe only two or three companies will emerge as winners in this rapidly evolving and competitive market. This combination helps assure that we'll be one of those."


About Arbor
-----------
Based in Philadelphia, Arbor provides benefits administration and related Web-based services to 64 employers. Arbor has leveraged nearly 10 years of experience in the development of its advanced Internet technology solutions. Arbor offers one of the most functionally rich Web/IVR benefits administration solutions available in the market today, ChoiceOne Link. Arbor provides full service benefit outsourcing for mid-sized employers. It distributes its services primarily through brokers and advisors including industry-leading brokers such as Aon Corp., USI and Willis. Its clients include such innovative employers as Yahoo!, Aventis, AMVESCAP (Aim and Invesco Mutual Funds), Bear Stearns, Catholic Health Initiative (East), Rosenbluth International, Schreiber Foods and the University of Pennsylvania Health System. In addition, Arbor currently provides ChoiceOne Link, under ASP arrangements, to three high volume benefit administrators.

About eBenX
-----------
eBenX (http://www.ebenx.com) provides business-to-business e-commerce solutions to employers, health plans and carriers for the purchase, administration and payment of group health insurance. The eBenX group health insurance exchange provides an end-to-end solution for all aspects of this process, from request for proposal through premium payment. The eBenX Exchange encompasses the assessment of health plans for employers, as well as a streamlined, web-based channel for the quoting, rating and selection of new and renewal group health insurance by employers and health plans. The enrollment capabilities of the eBenX Exchange provide employees with the ability to make health plan choices and enroll online. The eBenX Exchange includes Web-enabled, high volume rules-based interfaces that allow employers and health plans to exchange eligibility information throughout the benefit year, and to complete premium billings and payments. The result is reduced administrative and medical costs for employers, reduced administrative costs for health plans, and more choice, convenience and improved service for employees and their dependents.

                                      -30-

Forward looking statements
--------------------------
Other than historical information set forth herein, this announcement may contain forward-looking statements that involve risks and uncertainties. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: eBenX's limited operating history, loss of any material customer, failure of the industry to accept eBenX services, industry competition, failure to establish and maintain successful relationships with strategic partners, waning demand for Internet and e-commerce solutions, inability to protect intellectual property, and state, federal and local laws and regulations. Additional risks associated with eBenX's business can be found in its recent Registration Statement on Form S-1 and other periodic filings with the SEC.


CONTACTS:
Investors                                                     News Media
---------                                                     ----------
Scott Halstead                                                Susan Busch
eBenX                                                         eBenX
763.614.2104                                                  763.614.2126

Lisa Baumgartner
Ruder-Finn
212.593.6352